Exhibit 99.77(i)

ITEM 77I. Terms of new or amended securities

1.	At the May 12, 2016 Board meeting, the Board of Trustees approved the designation of Class R6 shares for Voya High Yield Bond Fund. In addition, at its May 12, 2016 meeting, the Board approved the agreements and other routine matters with respect to the establishment of the Class R6 Shares.

2.	On March 18, 2016, the Fund’s Board of Trustees (“Board”) approved a change with respect to the Voya Strategic Income Opportunities Fund’s distribution policy effective April 1, 2016. Prior to April 1, 2016, the Fund distributed capital gains, if any, annually, and declared and paid dividends annually. Effective April 1, 2016, the Fund distributes capital gains, if any, annually, and declares dividends daily and pays dividends consisting of ordinary income, if any, monthly.

3.	On March 18, 2016, the Fund’s Board of Trustees (“Board”) approved a change with respect to the Voya GNMA Income Fund’s distribution policy effective August 1, 2016. Prior to August 1, 2016, the Fund distributed capital gains, if any, annually, and declared and paid dividends monthly. Effective August 1, 2016, the Fund distributes capital gains, if any, annually, and declares dividends daily and pays dividends consisting of ordinary income, if any, monthly.